E-LOAN, INC.

6230 Stoneridge Mall Road
Pleasanton, CA 94588

June 8, 2005

Mr. Geoffrey Halverson
6230 Stoneridge Mall Road
Pleasanton, CA 94588

Re: Employment Status

Dear Geoff:

          This confirms our agreement regarding your retirement as an officer of E-LOAN, Inc. ("Company") and other modifications to your employment with E-LOAN, Inc.

          1.      You have submitted and the Company has accepted your retirement as an officer, effective as of June 30, 2005. You have also submitted and the Company has also accepted your retirement as an employee, effective September 30, 2005. At that time, we may agree but are not obligated to extend your employment for an additional period thereafter, up to December 31, 2005.

          2.       If we agree to extend your employment beyond September 30, 2005, as of October 1, 2005, you will be paid on hourly basis at a rate of $84.13 per hour worked, less necessary withholdings and authorized deductions, payable pursuant to the Company's regular payroll practices at the time. As of that date, your duties will be to provide limited assistance to the Company as may be reasonably requested to enable a smooth and professional transition of your duties an employee of the Company to a successor. We understand that any requested assistance will relate to areas where you can provide unique assistance.

          3.       During all periods of your employment, you will continue to be covered by the Company's personnel, financial and governance policies as they may be modified from time to time. Further, on and after June 30, 2005 you will have no authority to represent or otherwise to bind the Company on any matter, except as specifically authorized by me in writing. Continued employment is conditional upon your compliance with these provisions.

Very truly yours, /s/ Mark E. Lefanowicz ————————————— Mark E. Lefanowicz President and Chief Executive Officer

CONFIRMED AND AGREED this 8th day of June, 2005.

/s/ Geoffrey Halverson
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Geoffrey Halverson